RELEASE

      This RELEASE dated as of August 27, 1997 (the "RELEASE"), among Sydney Yoskowitz (the "RELEASOR") and Sterling National Bank, a national banking association formerly known as Sterling National Bank & Trust Company of New York (the "RELEASEE").

      WHEREAS, RELEASOR and RELEASEE entered into a certain Amended and Restated Junior Participation Agreement dated as of February 7, 1996, as restated, supplemented or otherwise modified from time to time (the "Junior Participation Agreement") pursuant to which the RELEASOR acquired a junior participation interest in certain loans and advances made and to be made by Releasee to Business Loan Center, Business Loan Center, Inc. and BLC Financial Services Inc. pursuant to a Revolving Credit Agreement dated December , 1994 and related documents and amendments; and

      WHEREAS, the RELEASEE and RELEASOR desire to settle all claims under the Junior Participation Agreement;

      NOW, THEREFORE, in consideration of the terms and considerations provided herein, the RELEASOR and RELEASEE agree as follows:

      In consideration of the sum of $4,694,285.06, received from RELEASEE, receipt of which is hereby acknowledged, RELEASOR hereby waives, releases and discharges the RELEASEE, its representatives, employees, agents, affiliates, subsidiaries, successors and assigns, from and for all manner, actions, and causes of action, suits, claims, debts, sums of money, claims for attorney's fees, interest, expenses and costs, covenants, contracts, controversies, agreements, promises, damages, claims and demands of any nature whatsoever, in law or in equity, civil or criminal, which against the RELEASEE, the RELEASOR, his heirs, executors, representatives, employees, agents, affiliates, subsidiaries, successors and assigns, and all persons acting by, through, under or in concert with any of them, ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, from the beginning of the world to the day of the date of this RELEASE arising out of or relating in any way, directly or indirectly, to the Junior Participation Agreement. This RELEASE may not be changed, amended or modified orally.

IN WITNESS WHEREOF, the RELEASOR has hereunto set RELEASOR'S hand on this 27th day of August, 1997

                                          /s/ Sydney Yoskowitz
                                          --------------------
                                          Sydney Yoskowitz
STATE OF NEW YORK       )
                        : ss.:
COUNTY OF NEW YORK      )

      On this 27th day of August, 1997, before me personally appeared Sydney Yoskowitz, to me known, who being by me duly sworn, did depose and say that he is the individual described in, and who executed the foregoing RELEASE, and duly acknowledged to me that he executed the same.


                                          --------------------------
                                                Notary Public